UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2024

REMITLY GLOBAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-40822	83-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1111 Third Avenue, Suite 2100
Seattle, WA 98101
(Address of principal executive offices, including zip code)
(888)736-4859
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RELY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2024, Remitly Global, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Rene Yoakum, the Company’s EVP, Customer and Culture. The Company previously announced Ms. Yoakum’s retirement from the Company effective December 31, 2024.
Pursuant to the Consulting Agreement, Ms. Yoakum will provide consulting services to the Company beginning January 1, 2025, and ending December 31, 2026, or upon termination by either party (the “Consulting Term”) and receive continued vesting of her 31,250 outstanding stock options, and 262,991 outstanding restricted stock units during the Consulting Term. Additionally, in the event of Ms. Yoakum’s death, any remaining outstanding and unvested equity awards will accelerate and vest in full. During the Consulting Term, the Company will pay for Ms. Yoakum’s monthly healthcare coverage under COBRA for 18 months and will pay Ms. Yoakum a monthly amount of $4,000 for the cost of her health insurance premiums during the remainder of the Consulting Term. The Consulting Agreement also contains a release of claims by Ms. Yoakum against the Company, as well as confidentiality provisions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remitly Global, Inc.

Date: December 20, 2024	By:	/s/ Saema Somalya
Saema Somalya
EVP, Legal and Risk